CSA Staff Notice 57-301

Appendix A

Notice of Default

Aspen Group Resources Corporation

May 16, 2003

1.

Aspen Group Resources Corporation (“Aspen”) is unable to file its financial statements for the periods ending:

a)

December 31, 2002; and

b)

March 31, 2003

and as a result of the above, the Ontario Securities Commission will be issuing a Management Cease Trade Order and will be effective May 21, 2003.

2.

Aspen has experienced a complete malfunction/break-down of its accounting system.  As a result of this break down, Aspen has lost at least the last four months of accounting data.  The loss of this data has made it impossible for Aspen to meet the applicable filing dead lines.

3.

Aspen expects to have the December 31, 2002 Audited Financial Statements filed by June 15, 2003 and to have the March 31, 2002 First Quarter Unaudited Financial Statements filed by June 30, 2003.

4.

On or before July 20, 2003 is the date that the Ontario Securities Commission requires that both the audited December 31, 2002 and the unaudited interim March 31, 2003 financial statements be filed, otherwise, the securities commission or regulators may impose an Issuer Cease Trade Order.  An Issuer Cease Trade Order may be imposed sooner if Aspen fails to file its Default Status Reports (Appendix B) on time.

5.

Aspen intends to satisfy the provisions of Appendix B as long as it remains in default of the financial statement filing requirement.

6.

There are no insolvency proceedings that Aspen is subject to.

7.

There is no material information concerning Aspen that has not already been generally disclosed.

ASPEN GROUP RESOURCES CORPORATION

signed “Carla Driedger”

Carla Driedger

Corporate Secretary